Exhibit 99.9

Execution Version

SHARE PURCHASE AGREEMENT

dated as of

June 30th, 2023

between

AMTD GROUP INC.

and

P&R Finance Limited

TABLE OF CONTENTS

		PAGE
Article 1

DEFINITIONS

Section 1.01	Definitions	1
Section 1.02	Other Definitional and Interpretative Provisions	3

Article 2

PURCHASE AND SALE

Section 2.01	Purchase and Sale	4
Section 2.02	Closing	4

Article 3

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Section 3.01	Organization and Qualification	5
Section 3.02	Authorization; Enforcement; Validity	5
Section 3.03	No Conflicts	5
Section 3.04	Consents	5
Section 3.05	Title to Sale Shares	5
Section 3.06	No Brokers	5

Article 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.01	Organization	6
Section 4.02	Authorization; Enforcement; Validity	6
Section 4.03	No Conflicts	6
Section 4.04	Consents	6
Section 4.05	Restricted Securities	6
Section 4.06	Legends	6
Section 4.07	No Brokers	7

Article 5

COVENANTS

Section 5.01	Further Assurances	7

i

ii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT dated as of June 30th, 2023 (this “Agreement”) is made and entered into by and between (i) AMTD Group Inc., a company organized under the laws of the British Virgin Islands (the “Purchaser”) and (ii) P&R Finance Limited, a company organized under the laws of Hong Kong (the “Seller”).

W I T N E S E T H:

WHEREAS, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, upon the terms and conditions set forth in this Agreement, certain number of Sale Shares (as defined below) of AMTD IDEA Group (the “Company”), a Cayman Islands company listed in the New York Stock Exchange, in exchange for the transfer of certain number of Exchange Shares (as defined below) owned by an Affiliate (as defined below) of the Purchaser to an Affiliate of the Seller.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article 1

DEFINITIONS

Section 1.01  Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the Company, the Seller and any of their respective Subsidiaries shall be considered an Affiliate of the Purchaser. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“AMTD Assets” means AMTD Assets Alpha Group, a Cayman Islands company and an Affiliate of the Purchaser.

“Applicable Law” means, with respect to any Person, any international, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, NY, the Cayman Islands or Hong Kong are authorized or required by Applicable Law to close.

“Class A Shares” means Class A ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Class B Shares” means the Class B ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Closing Date” means the date of the Closing.

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, commitment, arrangement or understanding, whether written or oral.

“Cosmo” means Cosmopolitan International Holdings Limited, a Cayman Islands company with its ordinary shares listed on the SEHK.

“Cosmo Transaction” means the sale and transfer of ordinary shares in Cosmo by AMTD Assets to the Cosmo Transaction Buyer substantially in accordance with the terms set forth in Exhibit A attached hereto.

“Cosmo Transaction Closing” means the closing for the Cosmo Transaction.

“Cosmo Transaction Buyer” means Valuegood International Limited, a British Virgin Islands company and an Affiliate of the Seller.

“Cosmo Transaction SPA” means the agreement for sale and purchase of the Exchange Shares by and among the Seller, the Purchaser, the Cosmo Transaction Buyer and AMTD Assets, dated the date hereof, substantially in accordance with the terms set forth in Exhibit A attached hereto.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of preemption, or other encumbrance of any kind.

“Exchange Shares” means the Sale Shares (as defined in the Cosmo Transaction SPA), which as at the date of this Agreement comprise 368,320,000 ordinary shares of par value HK$0.002 per share in the existing share capital of Cosmo.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Listing Rules” means Rules Governing the Listing of Securities on the SEHK, as amended.

“Ordinary Shares” means collectively the Class A Shares and the Class B Shares.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Sale Shares” means 9,500,000 Class A Shares to be sold and transferred by the Seller to the Purchaser on the Closing Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means any Ordinary Shares or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company.

“SEHK” means the Stock Exchange of Hong Kong.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is controlled by such Person.

“Transfer” means directly or indirectly, offer, sell, contract to sell, pledge, transfer, assign, give, hypothecate, encumber, grant a security interest in, convey in trust, gift, devise or descent, or otherwise dispose of, or suffer to exist (whether by operation of law of otherwise) any Encumbrance on, any Securities or any right, title or interest therein or thereto, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any Securities, whether any such aforementioned transaction is to be settled by delivery of the Ordinary Shares, or such other securities, in cash or otherwise, or publicly disclose the intention to make any such disposition or to enter into any such transaction, swap, hedge or other arrangement, including transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any Securities.

“U.S.” or “United States” means the United States of America.

Section 1.02  Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

Article 2

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, including without limitation those set out in Article 6, at the Closing, the Seller agrees to sell and transfer to the Purchaser, and the Purchaser agrees to purchase and acquire from the Seller, the Sale Shares, in consideration of which the Purchaser shall cause the transfer of the Exchange Shares to Cosmo Transaction Buyer pursuant to the terms of the Cosmo Transaction SPA entered into on the date hereof (the “Consideration”). On the basis that the Exchange Shares comprise 368,320,000 ordinary shares of par value HK$0.002 per share in the existing share capital of Cosmo as at the date of this Agreement, the exchange is at an exchange ratio of 3,877 Exchange Shares (priced at HK$1.70 per share) to 100 Sale Shares (priced at US$8.45 per share), as may be adjusted from time to time for any share splits, share dividends, combinations, recapitalizations, and similar transactions. The Sale Shares and the Consideration shall be delivered or effected as provided in Section 2.02.

Section 2.02 Closing. The closing of the transactions as set forth in Section 2.01 above (the “Closing”) shall take place remotely via the exchange of documents and signatures concurrently with the Cosmo Transaction Closing, but subject to and after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as the parties hereto may agree. At the Closing:

(a)  The Purchaser shall deliver or produce or cause to be delivered or produced to the Seller the following documents: (i) the standard transfer forms and sold notes in respect of the Exchange Shares duly executed by AMTD Assets in favor of the Cosmo Transaction Buyer accompanied by the relevant original share certificates in the name of AMTD Assets and/or other deliverables required to be delivered by AMTD Assets under the Cosmo Transaction SPA, (ii) a copy, certified as true and complete by a director of AMTD Assets, of resolutions of the board of directors of AMTD Assets approving the Cosmo Transaction and the Cosmo Transaction SPA and authorizing a person or persons to execute the same and all other documents relating or incidental thereto (under seal, where appropriate) for and on behalf of AMTD Assets, and (iii) a banker’s draft drawn in favor of The Government of the Hong Kong Special Administrative Region for the sum equivalent to AMTD Assets’s share of stamp duty for the Exchange Shares; and

(b)  the Seller shall deliver or cause to be delivered to the Purchaser the original of the share certificate representing the Sale Shares in the name of the Seller.

Article 3

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

The Seller hereby represents and warrants to the Purchaser that:

Section 3.01  Organization and Qualification. The Seller is a company duly incorporated, validly existing and in good standing under the laws of Hong Kong, and has the requisite corporate power and authorization to own, operate and dispose of its properties.

Section 3.02  Authorization; Enforcement; Validity. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to sell and transfer the Sale Shares in accordance with the terms hereof. This Agreement has been duly executed and delivered by the Seller, and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy Exception”).

Section 3.03  No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby (including the sale and transfer of the Sale Shares) will not (i) result in a violation of its constitutional documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Seller or any of its Subsidiaries is a party, or (iii) result in a violation of any Applicable Law to the Seller or by which any property or asset of the Seller is bound or affected.

Section 3.04  Consents. The execution, delivery and performance of this Agreement by the Seller require no (i) consent, approval, authorization, action or order of, any exemption by, any notice to, or any filing or registration with, any Governmental Authority or (ii) any consent, approval or authorization from or any waiver by any third party pursuant to any Contract to which the Seller is a party.

Section 3.05  Title to Sale Shares. The Seller holds and has good and valid title to the Sale Shares, free from all preemptive or similar rights and Encumbrances. Assuming the Purchaser has the requisite power and authority to be the lawful owner of the Sale Shares, upon delivery to the Purchaser at the Closing of instruments sufficient to transfer the Sale Shares, and upon the Seller’s receipt of the Consideration, good and valid title to the Sale Shares will pass to the Purchaser, free from all preemptive or similar rights and Encumbrances.

Section 3.06  No Brokers. No broker, finder, commission agent, placement agent or arranger is entitled to receive from the Purchaser or any of its Subsidiaries any broker’s or finder’s fee or commission in connection with the sale of the Sale Shares.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that:

Section 4.01  Organization. The Purchaser is duly established, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.02  Authorization; Enforcement; Validity. The Purchaser has the requisite power and authority to execute and deliver this Agreement and perform its obligations under this Agreement in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action by the Purchaser and no other filing, consent or authorization on the part of the Purchaser is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy Exception.

Section 4.03  No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not (i) result in a violation of the organizational or constitutional documents of the Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Purchaser is a party, or (iii) result in a violation of any Applicable Law to the Purchaser or by which any property or asset of the Purchaser is bound or affected.

Section 4.04  Consents. The execution, delivery and performance of this Agreement by the Purchaser requires no (i) consent, approval, authorization, action or order of, any exemption by, any notice to, or any filing or registration with, any Governmental Authority or (ii) consent, approval or authorization from or any waiver by any third party pursuant to any Contract to which it is a party.

Section 4.05  Restricted Securities.  The Purchaser understands that the Sale Shares it is purchasing are characterized as “restricted securities” under U.S. federal securities laws inasmuch as they are being acquired from in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.

Section 4.06  Legends. It is understood that the certificates evidencing the Sale Shares shall bear the following legends:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR A VALID EXEMPTION THEREFROM.”

“THIS SHARE CERTIFICATE IS NOT ELIGIBLE FOR DEPOSIT WITH THE CDP. ”

Section 4.07  No Brokers. No broker, finder, commission agent, placement agent or arranger is entitled to receive from the Seller or any of its Subsidiaries any broker’s or finder’s fee or commission in connection with the sale of the Sale Shares.

Article 5

COVENANTS

Section 5.01  Further Assurances. Each party hereto shall use its respective reasonable best efforts to promptly fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement, including the execution and delivery of any documents, certificates, instruments or other papers that are required for the consummation of such transactions, and will cooperate and consult with the other and use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Permits of, or any exemption by, all Governmental Authorities, necessary or advisable to consummate the transactions contemplated by this Agreement. After the Closing Date, each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement any applicable transactions contemplated hereby or to evidence any relevant events or matters.

Article 6

CONDITIONS TO CLOSING

Section 6.01  Conditions to Obligations of All Parties. The obligations of each party hereto to consummate the Closing are subject to the satisfaction of the following conditions:

(a)  no provision of any Applicable Law or no Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by this Agreement;

(b)  no Proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted or be pending before any Governmental Authority;

(c)  the Cosmo Transaction SPA shall have been signed by the parties thereto and all the conditions to the completion of the Cosmo Transaction as set forth thereunder shall have become satisfied or waived (other than the condition relating to this Agreement having been signed and all the conditions to the completion of the transactions contemplated hereunder having been satisfied or waived); and

(d)  each of the holding company(ies) of the Seller shall have obtained approval of the transactions contemplated hereunder from their respective shareholders in accordance with the requirements of the Listing Rules.

Section 6.02  Conditions to Obligation of the Purchaser. The obligations of the Purchaser to consummate the Closing are subject to the satisfaction of the following further conditions:

(a)  the representations and warranties of the Seller in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date;

(b)  the Seller shall have performed or complied with all obligations and conditions in this Agreement required to be performed or complied with by the Seller on or prior to the Closing Date (including but not limited to its obligations under Section 2.02(a)).

Section 6.03  Conditions to Obligation of the Seller. The obligations of the Seller to consummate the Closing are subject to the satisfaction of the following further conditions:

(a)  The representations and warranties of the Purchaser in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date; and

(b)  The Purchaser shall have performed all obligations and conditions herein required to be performed or observed by the Purchaser on or prior to the Closing Date (including but not limited to its obligations under Section 2.02(a)).

Article 7

SURVIVAL; INDEMNIFICATION

Section 7.01  Survival.

(a)  All representations and warranties made by any party contained in this Agreement shall survive the Closing until eighteen (18) months after the Closing Date.

(b)  Notwithstanding anything to the contrary in the foregoing clause, (i) any breach of representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding clause (a), if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and (ii) any breach of representation or warranty in respect of which indemnity may be sought that was caused as a result of fraud or intentional misrepresentation shall survive indefinitely or until the latest date permitted by law.

Section 7.02  Indemnification.

(a)  Effective at and after the Closing, each party hereto, as applicable (the “Indemnifying Party”) shall indemnify and hold harmless the other party and its Affiliates (the “Indemnified Parties”) against and from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Losses”), incurred or suffered by the Indemnified Parties arising out of any misrepresentation or breach of representation or warranty or breach of covenants or agreements by the Indemnifying Party under this Agreement; provided that (i) the Indemnifying Party’s maximum liability under this Section 7.02 shall not exceed US$80,275,000 and, (ii) no Indemnifying Party shall be liable for any Losses consisting of punitive damages, (iii) the amount of any Losses for which indemnification is provided under this section shall be reduced by (a) any amounts that have been recovered by any Indemnified Party from any third party, and (b) any insurance proceeds or other cash receipts or source of reimbursement that have been received by any Indemnified Party with respect to such Losses, in each case, net of any costs of recovery, and (iv) each Indemnified Party shall use commercially reasonable efforts to mitigate the Losses it incurs.

(b)  Notwithstanding any other provision contained herein, the remedies contained in this Section shall be the sole and exclusive monetary remedy of the Indemnified Parties for any claim arising out of or resulting from this Agreement, except that no limitation or exceptions with respect to the obligations or liabilities on either Party provided hereunder shall apply to a Loss incurred by any Indemnified Party arising due to the fraud or fraudulent misrepresentation of the Indemnifying Party; provided, however, that the parties hereto shall be entitled to specific performance or other equitable remedies pursuant to Section 9.07 of this Agreement.

Section 7.03  Third Party Claim Procedures.

(a)  The Indemnified Party seeking indemnification under Section 7.02 agrees to give reasonably prompt notice in writing to Indemnifying Party of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under Section 7.02. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially and adversely prejudiced the Indemnifying Party.

(b)  The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 7.03, shall be entitled to control and appoint lead counsel (that is reasonably satisfactory to the Indemnified Party) for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge in writing that it would have an indemnity obligation to the Indemnified Party for the Losses resulting from such Third Party Claim, and (ii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c)  The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable fees, costs and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 7.03(b) within thirty (30) days of receipt of notice of the Third Party Claim pursuant to Section 7.03(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (v) the Indemnifying Party has failed or is failing to prosecute or defend the Third Party Claim vigorously and prudently.

(d)  If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 7.03(c), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.

(e)  In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with Section 7.03(c), the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees, costs and expenses of such separate counsel shall be borne by the Indemnified Party; provided that Indemnifying Party shall pay the fees, costs and expenses of such separate counsel of the Indemnified Party if (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (iii) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party.

(f)  Each party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third Party Claim.

Section 7.04  Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 7.02 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Losses with respect to such claim, such Losses shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Losses arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Losses with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through such negotiations, such dispute shall be resolved by arbitration determined pursuant to Section 9.06.

Article 8

TERMINATION

Section 8.01  Grounds for Termination. This Agreement may only be terminated by (a) mutual written consent of each party hereto; or (b) the delivery of written notice to terminate by either party hereto if the Closing shall not have occurred by December 31, 2023 (the “Long Stop Date”); provide, however, that such right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose breach of any provision of this Agreement or whose failure to fulfill any of its obligations under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Long Stop Date, and the parties may by mutual agreement, extend the Long Stop Date to a future date.

Section 8.02  Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and of no further force or effect (except for Article 9, which shall survive such termination) and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party from any liability for Losses for any antecedent breach of this Agreement prior to termination.

Section 8.03  The parties agree that any adverse change after the date of this Agreement on the legal, financial, business or otherwise status of the Company shall not entitle any party to terminate this Agreement.

Article 9

MISCELLANEOUS

Section 9.01  Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Purchaser, to:

AMTD Group Inc.
23/F, Nexxus Building
41 Connaught Road Central
Hong Kong
Attention: Mr. Issac See
Facsimile: +852.3163.3289
Email: issc.see@amtdgroup.com

if to the Seller, to:

P&R Finance Limited
11/F, 68 Yee Wo Street
Causeway Bay, Hong Kong
Attention: Kelvin Leung / James Cheung
Facsimile: +852 2882 5096
Email: kelvinleung@centurycity.com.hk / jamescheung@centurycity.com.hk or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.02  Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03  Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 9.04  Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 9.05  Governing Law. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating hereto, shall be governed by and construed in accordance with the law of Hong Kong, without regard to the conflicts of law rules thereunder.

Section 9.06  Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the administered rules (the “Rules”) of the Hong Kong International Arbitration Centre (the “HKIAC”) in force at the time of commencement of the arbitration, which Rules are deemed to be incorporated by reference into this Section. The number of arbitrators shall be three and shall be selected in accordance with the Rules. All selections shall be made within thirty (30) days after the selecting party gives or receives, as the case may be, the demand for arbitration. The seat of the arbitration shall be in Hong Kong and the language to be used shall be English. Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the parties hereto and (iii) enforceable in any court of competent jurisdiction, and the parties hereto agree to be bound thereby and to act accordingly.

Section 9.07  Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.08  Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 9.09  Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 9.10  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMTD GROUP INC.

By:
Name:
Title:

[Signature Page to SPA]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

P&R FINANCE LIMITED

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to SPA]

EXHIBIT A

TERMS AND CONDITIONS OF COSMO TRANSACTION

DATED AS OF JUNE 2023

AMTD PROPERTIES (HK) LIMITED

(as Vendor)

and

VALUEGOOD INTERNATIONAL LIMITED

(as Purchaser)

and

P&R FINANCE LIMITED

(as AMTD Seller)

and

AMTD GROUP INC.

(as AMTD Buyer)

AGREEMENT FOR SALE AND PURCHASE OF SHARES IN

COSMOPOLITAN INTERNATIONAL HOLDINGS LIMITED

I N D E X

Clause No.	Heading	Page No.

1	Interpretation	2
2	Sale and purchase of the Sale Shares	4
3	Consideration	4
4	Conditions Precedent	5
4A	Completion	5
5	Vendor’s warranties and undertakings	6
6	Purchaser’s warranties and undertakings	7
7	Further assurance	8
8	Termination	8
9	Confidentiality and announcements	8
10	General	8
11	Notices	9
12	Costs and stamp duty	10
13	Counterparts	10
14	Third parties rights	10
15	Governing law and jurisdiction	10

Schedules

Schedule 1	Address and facsimile numbers for communications	11

Execution

THIS AGREEMENT is dated as of       June 2023

BETWEEN:

(1)	VALUEGOOD INTERNATIONAL LIMITED, a company incorporated in the British Virgin Islands and having its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Purchaser”);

(2)	AMTD PROPERTIES (HK) LIMITED, a company incorporated in the British Virgin Islands and having its registered office at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110 (“Vendor”);

(3)	AMTD GROUP INC., a company incorporated in the British Virgin Islands and having its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands VG1110 (the “AMTD Buyer”); and

(4)	P&R FINANCE LIMITED, a company incorporated in Hong Kong and having its registered office at 11/F, 68 Yee Wo Street, Causeway Bay, Hong Kong (the “AMTD Seller”).

Each a “Party” and collectively as the “Parties”.

WHEREAS:

(A)	Cosmopolitan International Holdings Limited (the “Company”) was incorporated in the Cayman Islands as an exempted company and the issued Shares of which are listed on the main board of the Stock Exchange.

(B)	The Vendor and the Purchaser enter into this Agreement for the sale and purchase of the Sale Shares subject to and upon the terms and conditions of this Agreement.

(C)	The Sale Shares represent approximately 5.76% of the existing issued Shares of the Company as at the date hereof.

(D)	The Vendor is a subsidiary of AMTD Buyer and the AMTD Buyer is simultaneously entering into AMTD Agreement with the AMTD Seller for the sale and purchase of AMTD Shares. The agreed version of the AMTD Agreement is annexed to this Agreement.

(E)	The AMTD Seller is a fellow subsidiary of the Purchaser and is simultaneously entering into AMTD Agreement with the AMTD Buyer for the sale and purchase of AMTD Shares.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1. INTERPRETATION

1.1 In this Agreement (including the Recitals and the Schedules), unless the context otherwise requires, the following words and expressions shall have the following meanings ascribed to each of them below:

“AMTD”	AMTD IDEA Group, a company incorporated under the laws of the Cayman Islands, with its ADS listed on the New York Stock Exchange and its Class A ordinary shares listed on the Singapore Exchange

“AMTD Buyer”	AMTD Group Inc., the buyer of AMTD Shares under AMTD Agreement

“AMTD Seller”	P&R Finance Limited, the seller of AMTD Shares under AMTD Agreement

“AMTD Agreement”	the share purchase agreement made or to be made by the AMTD Buyer as the buyer and the AMTD Seller as the seller on or about the date of this Agreement for the purchase of 9,500,000 Class A ordinary shares in AMTD at the Consideration (AMTD)

“AMTD Shares”	all those 9,500,000 Class A ordinary shares in AMTD that are agreed to be purchased by the AMTD Buyer from the AMTD Seller under AMTD Agreement

“Bonus Issue I”	bonus issue (including any capitalisation issue) of Bonus Securities I by the Company

“Bonus Issue II”	bonus issue (including any capitalisation issue) of Bonus Securities II by the Company

“Bonus Securities I”	any shares in the share capital of the Company and convertible debt securities of the Company proposed to be allotted, offered or issued by way of Bonus Issue I, further details of which are proposed to be announced by the Company on or after the date of this Agreement in accordance with the Listing Rules

“Bonus Securities II”	any subscription warrants of the Company proposed to be allotted, offered or issued by way of Bonus Issue II, further details of which are proposed to be announced by the Company on or after the date of this Agreement in accordance with the Listing Rules

“Business Day”	a day (excluding Saturday, Sunday, public holiday and any day on which a tropical cyclone warning no. 8 or above is hoisted or remains hoisted between 9:00 a.m. and 5:00 p.m. and is not lowered at or before 5:00 p.m. or on which a “black” rainstorm warning is hoisted or remains in effect between 9:00 a.m. and 5:00 p.m. and is not discontinued at or before 5:00 p.m.) on which licensed banks in Hong Kong are generally open for business throughout their normal business hours

“Completion”	completion of the sale and purchase of the Sale Shares in accordance with the terms and conditions of this Agreement

“Completion Date”	the next Business Day after the date of completion of the Bonus Issue I and the Consolidation unless the Conditions have not been fully satisfied on or before that date, in which event the Completion Date shall be (i) the first Business Day after all the Conditions precedent have been fully satisfied, or (ii) such other date as agreed by the Parties in writing, on which Completion is to take place

“Condition(s)”	has the meaning ascribed to it in Clause 4 hereof

“Consolidation”	the consolidation of the existing ordinary shares of the Company on the basis of 10 (ten) Shares (issued and unissued) into 1 (one) Consolidated Share, further details of which are proposed to be announced by the Company on or after the date of this Agreement in accordance with the Listing Rules

“Consolidated Share”	an ordinary share in the share capital of the Company upon the Consolidation becoming effective

“Consideration”	the aggregate consideration for the sale and purchase of the Sale Shares payable by the Purchaser to the Vendor which values each Sale Share (Existing) at HK$1.70 per share

“Consideration (AMTD)”	the aggregate consideration payable by the AMTD Buyer to the AMTD Seller under AMTD Agreement, which values each AMTD Share at US$8.45

“Encumbrance”	any mortgage, charge, pledge, lien, (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and “Encumber” shall be construed accordingly

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange

“Long Stop Date”	31 December 2023 or such other date as the parties hereto may agree in writing

“Resolutions”	the resolutions to be proposed to the shareholders of the Company to approve and give effect to the transactions contemplated under this Agreement as required by the Listing Rules and the applicable law and regulations in Hong Kong and the Cayman Islands, including (i) the issue of the Bonus Securities I; (ii) the Consolidation; and (iii) (if required) any necessary amendments to the articles of association of the Company as a result of such transactions

“Sale Shares”	any and all those:
(i) Sale Shares (Existing) and/or;
(ii) Sale Shares (New),

together with any and all those Bonus Securities I and Bonus Securities II distributed to or received by the Vendor, or to which the Vendor is entitled, from the date of this Agreement to the Completion, in respect of any of the Sale Shares (Existing) and/or Sale Shares (New)

“Sale Shares (Existing)”	368,320,000 Shares beneficially owned by the Vendor, representing approximately 5.76% of the entire issued Shares of the Company as at the date of this Agreement

“Sale Shares (New)”	in case the Vendor is issued with or receives Consolidated Shares in exchange or in respect of any of the Sale Shares (Existing) pursuant to the Consolidation before the Completion, those Consolidated Shares as issued to or received by the Vendor

“SFC”	the Securities and Futures Commission of Hong Kong

“SFO”	the Securities and Futures Ordinance (Cap.571 of the Laws of Hong Kong)

“Share(s)”	ordinary share(s), of HK$0.002 each as at the date of this Agreement, in the share capital of the Company

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“this Agreement”	this agreement for the sale and purchase of the Sale Shares, as amended and/or supplemented from time to time

“Warranties”	the representations, warranties and indemnities given by the Vendor under Clause 5 and “Warranty” shall be construed accordingly

“HK$”	Hong Kong dollar(s), the lawful currency for the time being of Hong Kong

“US$”	United States dollar(s), the lawful currency for the time being of the United States of America

“%”	per cent.

1.2 The headings of this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, references in this Agreement to the singular shall be deemed to include references to the plural and vice versa; references to one gender shall include all genders and references to any person shall include an individual, firm, body corporate or unincorporated.

1.3 References in this Agreement to Clauses and Schedules are references to clauses of and schedules to, this Agreement and references to sub-clauses and paragraphs are unless otherwise stated, references to sub-clauses and paragraphs of the Clause or, as appropriate, the Schedule in which the reference appears.

1.4 Reference to any ordinance, regulation or other statutory provision or Stock Exchange rules in this Agreement includes reference to such ordinance, regulation, provision or rule as modified, consolidated or re-enacted from time to time.

1.5 The Schedules and the Recitals shall form part of this Agreement.

1.6 Transactions under this Agreement are entered into in reliance on the basis that this Agreement and the AMTD Agreement are taken altogether to form a single transaction amongst the Parties and the Parties would not otherwise enter into any transactions hereunder or thereunder.

1.7 A reference to “completion”, in relation to Bonus Issue I or Consolidation, means the issue of the Bonus Securities I or the issue of the Consolidated Shares, as the case may be.

2. SALE AND PURCHASE OF THE SALE SHARES

2.1 Subject to and upon the terms and conditions of this Agreement, the Vendor shall sell and the Purchaser shall purchase the Sale Shares with effect from Completion free from all Encumbrances together with all rights attaching thereto on or after the Completion Date, including but not limited to all rights to any dividend or other distribution declared, made or paid on or after the Completion Date. For the avoidance of doubt, the Sale Shares by definition are inclusive of all and any dividend/distribution rights and entitlements to which the Vendor is or becomes entitled before the Completion Date in respect of the Sale Share (Existing) and/or the Sale Shares (New) under Bonus Issue I and Bonus Issue II.

2.2 Neither the Vendor nor the Purchaser is obliged to complete the sale and purchase of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

3. CONSIDERATION

3.1 The aggregate consideration for all of the Sale Shares shall be HK$626,144,000. The Consideration for all the Sale Shares shall be paid and satisfied by the Purchaser procuring the AMTD Seller to transfer and deliver on the Completion Date all the AMTD Shares to the AMTD Buyer in accordance with the AMTD Agreement. On the basis that the Sale Shares are 368,320,000 issued Shares and the AMTD Shares are 9,500,000 Class A ordinary shares in AMTD, the value of 100 AMTD Shares is equal to the value of 3877 Sale Shares (Existing).

3.2 The Consideration shall be regarded to be paid and discharged upon the completion of the transfer and delivery of the AMTD Shares to the AMTD Buyer.

4. CONDITIONS PRECEDENT

4.1 Completion shall be conditional upon all of the following conditions (“Conditions”) being satisfied on or before 11:59 p.m. on the Long Stop Date:-

(a)	Century City International Holdings Limited and Paliburg Holdings Limited (the holding company(ies) of the Purchaser listed on the Stock Exchange) having obtained approval of the transactions contemplated under this Agreement (including, if and to the extent applicable, any transactions under the Bonus Issue I and Bonus Issue II where applicable) from their respective shareholders in accordance with the requirements of the Listing Rules;

(b)	the AMTD Agreement having been signed and the AMTD Agreement having become unconditional (other than the condition relating to this Agreement having become unconditional); and

(c)	the Completion not resulting in the Company in breach of any requirements of the Listing Rules (including rules 8.08(1)(a) and 13.32(1) of the Listing Rules) and the applicable law and regulations in Hong Kong and the Cayman Islands.

4.2 If the Conditions are not satisfied on or before the prescribed time on the Long Stop Date, this Agreement shall terminate automatically and no Parties shall have any claim against each other Party.

4.3 The Purchaser and the Vendor shall use their reasonable commercial efforts to co-operate in all actions necessary to procure the satisfaction of the Conditions and not to frustrate satisfaction of such Conditions. With particular regard to the Condition in Clause 4.1(c), the Vendor further agrees that, to the fullest extent permitted by the terms of issue of the Bonus Issue I and subject to the Listing Rules, it shall elect to take up (and procure that there shall be taken up in the exercise of its full powers and privileges as shareholder of the Company) those of the Bonus Securities I which are available from the Company in the form of any convertible debt securities in lieu of shares of the Company, in respect of the Vendor’s entitlements under the Bonus Issue I. All those convertible debt securities so elected to be taken up by the Vendor under Bonus Issue I shall be part of the Sale Shares.

4A. COMPLETION

4A.1 Subject to the satisfaction of the Conditions, Completion shall take place on the Completion Date at such place as may be agreed between the Parties when all the acts and requirements set out in Clauses 4A.2 to 4A.4 shall be complied with.

4A.2 The Vendor shall deliver to the Purchaser all the following:

(1)	standard transfer forms and sold notes in respect of the Sale Shares duly executed by the Vendor in favour of the Purchaser accompanied by the relevant original share certificates in the name of the Vendor (unless the share certificates issued in the name of the Vendor have been deposited with the Purchaser before Completion under Clause 4A.7);

(2)	copy, certified as true and complete by a director of the Vendor, of resolutions of its board of directors approving this Agreement and authorising a person or persons to execute the same and all other documents relating or incidental thereto (under seal, where appropriate) for and on its behalf;

(3)	a banker’s draft drawn in favour of The Government of the Hong Kong Special Administrative Region for the sum equivalent to the Vendor’s share of stamp duty for the Sale Shares; and

(4)	a copy, certified true and complete by a director of the AMTD Buyer, of resolutions of the board of directors of the AMTD Buyer approving this Agreement and all other transactions contemplated under this Agreement and authorising a person or persons to execute the same and all other documents relating or incidental thereto (under seal where appropriate) for and on behalf of the AMTD Buyer.

4A.3 The Purchaser shall deliver to the Vendor:

(1)	standard transfer form and bought notes in respect of the Sale Shares duly executed by the Purchaser;

(2)	a banker’s draft drawn in favour of The Government of the Hong Kong Special Administrative Region for the sums equivalent to the Purchaser’s share of stamp duty for the Sale Shares;

(3)	a copy, certified true and complete by a director of the Purchaser, of resolutions of the board of directors of the Purchaser approving this Agreement and all other transactions contemplated under this Agreement and authorising a person or persons to execute the same and all other documents relating or incidental thereto (under seal where appropriate) for and on behalf of the Purchaser; and

(4)	a copy, certified true and complete by a director of the AMTD Seller, of resolutions of the board of directors of the AMTD Seller approving this Agreement and all other transactions contemplated under this Agreement and authorising a person or persons to execute the same and all other documents relating or incidental thereto (under seal where appropriate) for and on behalf of the AMTD Seller.

4A.4 The AMTD Seller shall deliver to the AMTD Buyer all the AMTD Shares in settlement of the Consideration in accordance with Clause 3.

4A.5 The Vendor and the Purchaser shall jointly procure the due stamping of the transfer form and bought and sold notes duly executed by the Purchaser and the Vendor within the time limit as prescribed by the Stamp Duty Ordinance (Cap. 117 of the Laws of Hong Kong) and registration of the same with the branch share registrar of the Company in Hong Kong. The Vendor and the Purchaser hereby jointly instruct and authorize the Purchaser’s legal advisers to attend the stamping of the said transfer form and bought and sold notes.

4A.6 In the event that the Vendor, the Purchaser or the AMTD Seller shall without reasonable ground fail to do anything required to be done by it under Clause 4A.2 (for the Vendor), Clause 4A.3 (for the Purchaser) or Clause 4A.4 (for the AMTD Seller), without prejudice to any other right or remedy available to the non-defaulting parties, the non-defaulting party may:

(1)	defer Completion to a day not more than 14 days after the date fixed for Completion (and so that the provision of this paragraph (1) shall apply to Completion as so deferred); or

(2)	proceed to Completion so far as practicable but without prejudice to the non-defaulting party’s right to the extent that the defaulting party shall not have complied with its obligations hereunder.

4A.7 The Parties acknowledge that the Vendor’s application for new replacement certificates for the Sale Shares (Existing) is in process and the new original certificates or documents of title in respect of the Sale Shares in name of the Vendor from the branch registrar of the Company will be issued before Completion. The Vendor has agreed to grant authorisations to any of the Purchaser’s representatives or advisers as it may designate to act as authorised agents on behalf the Vendor to collect from (and, in the case of an issue by way of exchange/conversion, surrender to) and give valid receipts to the branch registrar of the Company any and all new original certificates, and other documents of title if applicable, issued in respect of any and all of:

(1)	the Sale Shares (Existing);

(2)	the Sale Shares (New) issued in exchange for or in respect of the Sale Shares (Existing); and

(3)	the Bonus Securities I and Bonus Securities II (if any) distributed to or received by the Vendor, or to which the Vendor is entitled, in respect of any of the Sale Shares (Existing) and/or Sale Shares (New)

from the date of this Agreement to the Completion, and, upon collection, deposit the same with the Purchaser’s lawyers in escrow pending Completion.

5. VENDOR’S WARRANTIES AND UNDERTAKINGS

5.1 The Vendor hereby represents and warrants to the Purchaser that:

(1)	it has the corporate power and has obtained all necessary approval, authorisation and consents to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby;

(2)	it has taken all necessary corporate and other action to authorise the entering into and performance of this Agreement and to carry out the transactions contemplated hereby;

(3)	this Agreement is (and shall be) a valid and binding obligation on it; and

(4)	the Sale Shares are fully paid or credited as fully paid and beneficially owned by the Vendor free from all Encumbrances and at Completion, the legal and beneficial ownership of the Sale Shares will be vested in the Purchaser free from all Encumbrances together with all rights attaching thereto on the Completion Date.

The Warranties are true and accurate in all material respects as at the date of this Agreement and will continue to be so up to and including the time of Completion. The Vendor acknowledges that the Purchaser in entering into this Agreement is relying on the Warranties. The Vendor agrees that the Purchaser shall treat each of the Warranties as a condition of this Agreement.

5.2 The Vendor agrees that the Purchaser may treat each of the Warranties as separate and independent. In addition, each of the Warranties is without prejudice to any other Warranty and, except where expressly otherwise stated, no provision in any Warranty shall govern or limit the extent or application of any other provision in any Warranty.

5.3 In the event that any of the Warranties is breached or (as the case may be) proves to be untrue or misleading in any material respects, the Purchaser shall have the right to claim damages or otherwise take any actions against the Vendor for all losses, liabilities, damages, costs and expenses (including legal expenses) which the Purchaser has incurred or sustained as a result thereof.

5.4 The Warranties shall survive Completion and the rights and remedies of the Purchaser in respect of any material breach of the Warranties shall not be affected by Completion, except a specific and duly authorised written waiver or release and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

5.5 The liability of the Vendor in respect of any claim for breach of any of the Warranties and any terms of this Agreement (the “Claim”) shall be limited as follows:

(1)	the aggregate maximum liability of the Vendor in respect of all Claims shall not exceed the lower of (a) the Consideration actually received by the Vendor or (b) HK$ 626,144,000;

(2)	the Vendor shall not be liable for any Claim which (excluding interest and costs) does not exceed HK$1,000,000 provided that the Vendor shall be liable in respect of any such Claim if the aggregate liability of the Vendor (excluding interest and costs) for that and other Claims exceeds HK$2,000,000, in which event the Vendor shall be liable for the full amount of that Claim or those Claims and not only the excess; and

(3)	no Claims may be brought against the Vendor after the date falling 18 months after the Completion Date (the “Cut-Off Date”) and the Vendor shall not be liable in respect of any such breach unless the Vendor shall have received written notice from the Purchaser on or prior to the Cut-Off Date giving details of the relevant Claim and any such Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn at the expiry of the one-month period unless proceedings in respect thereof shall have been commenced against the Vendor within one month after the Vendor’s receipt of such notice of Claim from the Purchaser.

6. PURCHASER’S WARRANTIES AND UNDERTAKINGS

6.1 The Purchaser hereby represents and warrants to the Vendor that:

(1)	it has the corporate power and has obtained all necessary approval, authorisation and consents to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby;

(2)	it has taken all necessary corporate and other action to authorise the entering into and performance of this Agreement and to carry out the transactions contemplated hereby; and

(3)	this Agreement is (and shall be) a valid and binding obligation on it.

6.2 The Purchaser hereby further warrants and undertakes to the Vendor that it has sufficient financial resources necessary to satisfy fully the Consideration.

6.3 The Purchaser agrees and acknowledges that it is or may be treated as a “professional investor” within the meaning of the Securities and Futures (Professional Investor) Rules (Cap 571D of the Laws of Hong Kong) and understands the consequences of consenting to being treated as a professional investor and the right to withdraw from being treated as such under the statutory provisions. The Purchaser hereby consents to being treated as a professional investor in so far as the statutory provisions do apply. The Purchaser represents and warrants that it is knowledgeable and has sufficient expertise in the products and markets that the Purchaser is dealing in by entering into this Agreement, and is aware of the risks in trading in such products and market.

7. FURTHER ASSURANCE

The Vendor shall upon request by the Purchaser execute, do and perform or procure to be executed, done and performed by other necessary Parties all such further acts, agreements, assignments, assurances, deeds and documents as the Purchaser may reasonably require effectively to vest the registered and beneficial ownership of the Sale Shares in the Purchaser, as the case may be free from all Encumbrances in accordance with Clause 2.1.

8. TERMINATION

8.1 This Agreement may be terminated:

(a)	by mutual written consent of the Vendor and the Purchaser on or prior to Completion;

(b)	pursuant to Clause 4, on the ground of non-satisfaction of the Conditions by the Long Stop Date;

(c)	by the delivery of written notice to terminate by either the Vendor or the Purchaser if the Completion shall not have occurred by the Long Stop Date; provide, however, that such right to terminate this Agreement under this Clause 8.1(c) shall not be available to any of the said Parties whose breach of any provision of this Agreement or whose failure to fulfill any of its obligations under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Completion to occur on or prior to the Long Stop Date.

8.2 If this Agreement is terminated by the provisions of this Agreement, all rights and obligations of the Parties will cease immediately upon termination and no Party shall make any claim of whatsoever nature against the other Parties under or in relation to this Agreement. Termination of this Agreement shall not prejudice any rights either Party may have under or in relation to this Agreement against the other Parties in respect of any breach under or in relation to this Agreement before the termination.

8.3 The Parties agree that any adverse change after the date of this Agreement on the legal, financial, business or otherwise status of the Company shall not entitle any Party to terminate this Agreement.

8.4 The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. The Parties shall be entitled to apply for specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

9. CONFIDENTIALITY AND ANNOUNCEMENTS

9.1 The Purchaser undertakes to the Vendor that it will not and will procure that its officers, employees and advisers will not, at any time after the date of this Agreement, without the prior written consent of the Vendor or save as required by law or any rule of any relevant stock exchange body, disclose any information supplied pursuant to this Agreement, to the Purchaser, its officers, employees or its advisers by the Vendor, to any third party (other than those of its officers, employees or advisers as are necessarily required in the course of their duties to receive and acquire such documents, information and/or knowledge under the same duty of confidentiality).

9.2 No public announcement or communication of any kind shall be made in respect of the subject matter of this Agreement unless specifically agreed between the Parties or unless an announcement is required pursuant to the Listing Rules, the applicable laws and regulations or the requirements of the Stock Exchange, the SFC or any other regulatory body or authority.

10. GENERAL

10.1 This Agreement constitutes the entire agreement between the Parties hereto with respect to the matters dealt with herein and supersedes all previous agreements, arrangements, statements, understandings or transactions between the Parties hereto, if any, in relation to the matters hereof and the Parties acknowledge that no claim shall arise in respect of any agreement, arrangements, statements, undertakings or transactions so superseded.

10.2 Any variation to this Agreement shall be binding only if recorded in a document signed by all the Parties hereto.

10.3 Time shall be of the essence of this Agreement but no failure by any Party to exercise, and no delay on its part in exercising any right hereunder will operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement (including a settlement with the Vendor) preclude any other or further exercise of it or the exercise of any right or prejudice or affect any right against any person under the same liability whether joint, several or otherwise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

10.4 None of the Parties may assign or transfer any of their rights or obligations under this Agreement unless with the prior written consent of the other Parties hereto.

10.5 Each Party to this Agreement declares and confirm that it is not insolvent, and no order is made for its winding up and there is not outstanding any petition or resolution passed for its winding up and there are no circumstances which would entitle any person to present such a petition.

11. NOTICES

11.1 Any notice, claim, demand, court process, document or other communication to be given under this Agreement (collectively “communication” in this Clause 11) shall be in writing in the English language and may be served or given personally or sent to the address (including cable address) or facsimile numbers (if any) stated after the relevant Party’s name in Schedule 1 or to the registered office (or, in the case of a company incorporated in the British Virgin Islands or Cayman Islands, on its resident agent) for the time being of the Party to be served, or to such other address (which must be in Hong Kong) as may have been last notified in writing by such Party to the Party serving the communication specifically referring to this Agreement. All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of despatch:

Means of despatch	Time of deemed receipt

Local mail or courier	24 hours
Facsimile	on despatch
Air courier/Speedpost	3 days
Airmail	5 days

11.2 A communication served in accordance with Clause 11.1 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee’s address or that the envelope containing such communication was properly addressed and posted or despatched to the addressee’s address or that the communication was properly transmitted by facsimile to the addressee. In the case of facsimile transmission, such transmission shall be deemed properly transmitted on receipt of a satisfactory report of transmission printed out by the sending machine.

11.3 Nothing in this Clause 11 shall preclude the service of communication or the proof of such service by any mode permitted by law.

11.4 The Purchaser hereby irrevocably appoints Century City (Secretaries) Limited of 11/F, 68 Yee Wo Street, Causeway Bay, Hong Kong as its agent to accept service of legal process out of the courts of Hong Kong in connection with this Agreement. The Purchaser further agrees to maintain a duly appointed agent in Hong Kong to accept service of process out of the courts of Hong Kong and to keep the other Parties informed of the name and address of such agent. Service on such process agent (or its substitute appointed pursuant to the procedures described above) shall be deemed to be service on the Purchaser. The provisions of Clauses 11.1 and 11.2 shall apply to the service of court process on the process agent of the Purchaser.

11.5 Each of the Vendor and the AMTD Buyer undertakes to appoint an agent to accept service of legal process out of the courts of Hong Kong in connection with this Agreement and to notify the Vendor of the same accordingly as soon as possible and in any event before Completion. Each of the Vendor and the AMTD Buyer further agrees to maintain a duly appointed agent in Hong Kong to accept service of process out of the courts of Hong Kong and to keep the other Parties informed of the name and address of such agent. Service on such process agent (or its substitute appointed pursuant to the procedures described above) shall be deemed to be service on each of the Vendor and the AMTD Buyer. The provisions of Clauses 11.1 and 11.2 shall apply to the service of court process on the process agent of each of the Vendor and the AMTD Buyer.

12. COSTS AND STAMP DUTY

12.1 Each Party shall bear its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and all documents incidental or relating to Completion.

12.2 All stamp duty (if any) payable in connection with the sale and purchase of the Sale Shares shall be borne by the Vendor as to 50% and the Purchaser as to 50%. The adjudication fee in respect of the declaration of trust in respect of the Sale Shares shall be borne by the Purchaser.

13. COUNTERPARTS

This Agreement may be executed by the Parties hereto in any number of counterparts and on separate counterparts, each of which when so executed shall be deemed an original but all of which shall constitute one and the same instrument and is binding on all Parties. A Party may execute this Agreement and the documents referred to herein on a facsimile copy counterpart and deliver its signature and/or seal by facsimile provided that such Party shall deliver its original signature and/or seal within seven days from the date of execution of this Agreement (or, as the case may be, the date of execution of the relevant document).

14. THIRD PARTIES RIGHTS

14.1 Unless expressly provided to the contrary, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement.

14.2 Notwithstanding any term of this Agreement, the consent of any third person who is not a party is not required to rescind or vary this Agreement at any time.

15. GOVERNING LAW AND JURISDICTION

15.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

15.2 Any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the administered rules (the “Rules”) of the Hong Kong International Arbitration Centre (the “HKIAC”) in force at the time of commencement of the arbitration, which Rules are deemed to be incorporated by reference into this Section. The number of arbitrators shall be three and shall be selected in accordance with the Rules. All selections shall be made within thirty (30) days after the selecting party gives or receives, as the case may be, the demand for arbitration. The seat of the arbitration shall be in Hong Kong and the language to be used shall be English. Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the Parties hereto and (iii) enforceable in any court of competent jurisdiction, and the Parties hereto agree to be bound thereby and to act accordingly.

SCHEDULE 1

Address and facsimile numbers for communications

Name	Address	Facsimile no.	Attention
The Purchaser	11/F, 68 Yee Wo Street, Causeway Bay, Hong Kong	(852) 2882 5096	Board of Directors

The Vendor	23/F - 25/F Nexxus Building, 41 Connaught Road Central, Hong Kong	(852) 3163-3289	Board of Directors

AMTD Buyer	23/F - 25/F Nexxus Building, 41 Connaught Road Central, Hong Kong	(852) 3163-3289	Board of Directors

AMTD Seller	11/F, 68 Yee Wo Street, causeway Bay, Hong Kong	(852) 2882 5096	Board of Directors

IN WITNESS whereof this Agreement has been duly executed by all Parties hereto as of the day and year first above written.

THE VENDOR

SIGNED by	)
)
for and on behalf of	)
)
AMTD PROPERTIES (HK) LIMITED	)

IN WITNESS whereof this Agreement has been duly executed by all Parties hereto as of the day and year first above written.

THE PURCHASER

SIGNED by	)
)
for and on behalf of	)
)
VALUEGOOD INTERNATIONAL LIMITED	)

IN WITNESS whereof this Agreement has been duly executed by all Parties hereto as of the day and year first above written.

AMTD SELLER

SIGNED by	)
)
for and on behalf of	)
)
P&R FINANCE LIMITED	)

IN WITNESS whereof this Agreement has been duly executed by all Parties hereto as of the day and year first above written.

AMTD BUYER

SIGNED by	)
)
for and on behalf of	)
)
AMTD GROUP INC.	)

ANNEXURE

AMTD AGREEMENT